Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 (File Nos. 333-106553, 333-106553-01, 333-179936 and 333-179936-01) of Carnival Corporation and Carnival plc, the Registration Statements on Form S-8 (File Nos. 333-173465, 333-125418, 333-105672, 333-87036, 333-67394, 333-60558, 333-43885 and 33-51195) of Carnival Corporation and the Registration Statements on Form S-8 (File Nos. 333-125418-01, 333-124640, 333-104609, 333-84968, 333-13794 and 333-12742) of Carnival plc, of our report dated January 29, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this joint Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

January 29, 2013